     As filed with the Securities and Exchange Commission on May 4, 1999
                                                              File No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                            HMG WORLDWIDE CORPORATION
             (Exact name of Registrant as specified in its charter)

DELAWARE                                                              13-3402432
(State or other jurisdiction                                    (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                                475 TENTH AVENUE
                            NEW YORK, NEW YORK 10018
                                 (212) 736-2300
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                             ROBERT V. CUDDIHY, JR.
                             CHIEF OPERATING OFFICER
                                475 TENTH AVENUE
                            NEW YORK, NEW YORK 10018
                                 (212) 736-2300

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                              CRAIG S. LIBSON, ESQ.
                           PARKER DURYEE ROSOFF & HAFT
                                529 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 599-0500

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
TITLE OF                   AMOUNT TO BE           PROPOSED           PROPOSED           AMOUNT OF
EACH CLASS                 REGISTERED             MAXIMUM            MAXIMUM            REGISTRATION
OF SECURITIES TO BE                               OFFERING PRICE     AGGREGATE          FEE
REGISTERED                                        PER SHARE(1)       OFFERING PRICE(1)
----------------------------------------------------------------------------------------------------
Common Stock               2,160,000               $3.875           $8,370,000         $2,326.86
----------------------------------------------------------------------------------------------------

----------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the closing price of the Common Stock on the Nasdaq SmallCap Market on April 27, 1999.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION MAY 4, 1999

                              PROSPECTUS

                           2,160,000 Shares

                      HMG WORLDWIDE CORPORATION

                             Common Stock

     This is an offering of the 2,160,000 shares of common stock, par value $.01 per share, of HMG Worldwide Corporation by certain selling stockholders. The shares of common stock being offered by the selling stockholders may be acquired by the selling stockholders upon conversion of certain convertible notes of the Company held by them. The Company will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

     The selling stockholders may offer and sell the shares of common stock from time to time, directly or through underwriters, on The Nasdaq SmallCap Market or in the over the counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See "Plan of Distribution" for a discussion of the methods of sale which the selling stockholders or their pledgees, donees or transferees may use to offer and sell the shares.

     We have indemnified the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933. We will bear all expenses in connection with the registration and sales of the shares of common stock being offered by the selling stockholders, other than any underwriting discounts and selling commissions.

                        ----------------------

     See "Risk Factors" beginning on page 3 for a discussion of certain factors that you should consider before you invest in the common stock being sold by means of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

     The shares of common stock being offered hereby by the selling stockholders have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus.

     The common stock is listed for trading on The Nasdaq SmallCap Market under the symbol "HMGC." On April __, 1999, the closing bid price of the common stock as reported by The Nasdaq SmallCap Market was $____ per share.

                The date of this Prospectus is __________, 1999.

     [The following language is located on the left margin of the first page of preliminary prospectus.]

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----
Where You Can Obtain Additional Information About the Company. . . . 2
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . 6
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . 7
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8


----------------

          WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any of the information on file with the SEC and the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Copies of the filed documents can be obtained by mail from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Filed documents are also available to the public at the SEC's Web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered are sold.

          (a) The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1998; and

          (b) The Company's Registration Statement on Form 8-A for a description of the Common Stock.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You can request, and we will send to you, without charge, copies of documents that are incorporated by reference in this prospectus but which are not delivered to you (other than exhibits to such documents which are not specifically incorporated by reference). You may request these copies by writing or telephoning the Company at: HMG Worldwide Corporation, 475 Tenth Avenue, New York, New York 10018, attention: Robert V. Cuddihy, Jr., telephone number (212) 736-2300.

     You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

                                  RISK FACTORS

     Before you invest in the common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risks as well as the more detailed information contained in this prospectus and in the documents incorporated in this prospectus by reference, before making a decision to invest in the common stock offered hereby.

THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS

     Certain statements contained in this prospectus and the documents incorporated by reference are based on current expectations. Such statements are forward looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: (i) general economic conditions at retail, (ii) competitive market influences, (iii) client budgetary restrictions (iv) delays in shipment of scheduled programs to clients (v) delay in or inability to expand the Company's client base and/or (vi) the loss of, or reduction in spending of, existing clients.

A SIGNIFICANT PORTION OF OUR NET REVENUES ARE DERIVED FROM A FEW MAJOR CUSTOMERS

     For the year ended December 31, 1998, Procter & Gamble and CVS/Pharmacy accounted for approximately 12% and 11%, respectively, of the Company's net revenue. For the year ended December 31, 1997, Bristol Meyers Squibb, Procter & Gamble and Wal*Mart accounted for approximately 12%, 12% and 11%, respectively, of the Company's net revenues. For the year ended December 31, 1996, Procter & Gamble, Sara Lee International and Wal*Mart accounted for approximately 17%, 12%, and 11%, respectively, of the Company's net revenues. Although the Company's relationship with many of its larger accounts spans several years, none of these accounts is contractually bound to purchase the Company's products or services. The loss of any one of such client would reduce the Company's revenues and have a material adverse effect on the Company.

     The Company may experience changes in quarter-to-quarter net revenues due to the timing of shipments to its clients, the effect of which may be significant depending upon the concentration of the Company's revenues with such clients.

OUR SUCCESS IS DEPENDENT UPON THE SERVICES OF KEY OFFICERS

     The Company's success depends, in part, upon the continued services of Michael Wahl, Chairman of the Board and Chief Executive Officer, and certain other key personnel. The loss of the services of any one of them could have a material adverse effect on the Company. Although Michael Wahl is employed by the Company pursuant to an employment agreement expiring in 2002, the Company does not have an employment contract with any other member of senior management and has not obtained "key-man" life insurance on the life of any member of senior management.

WE HAVE SIGNIFICANT OUTSTANDING INDEBTEDNESS;
OUR AGREEMENTS WITH OUR LENDERS RESTRICT OUR OPERATING FLEXIBILITY

     The Company has entered into a loan and security agreement with a financial institution whereby the Company obtained a secured $17 million revolving line of credit and term loan facility. On December 31, 1998 approximately $15,300,000 was outstanding under this facility. This facility, which expires in November 1999, bears interest at the lending institution's prime rate plus 1% per annum and is secured by the Company's cash, cash equivalents, marketable securities, accounts receivable inventory, equipment and all other tangible and intangible assets and a pledge of all the common stock of the Company's wholly-owned subsidiaries. Additionally, the facility contains certain affirmative and negative covenants which require the Company to maintain a certain net worth, and, among other things, restrict (i) the declaration or payment of dividends,
(ii) the incurrence of additional indebtedness and (iii) the sale of certain assets. There can be no assurance that the Company will be able to remain in compliance with such covenants in the future. The Company is currently in compliance with all restrictive covenants and other material provisions of the facility.

WE COMPETE IN A HIGHLY COMPETITIVE INDUSTRY

     The custom display segment of the in-store marketing industry in which the Company primarily competes is highly competitive. Certain of the Company's competitors, including several diversified companies, not only design and assemble merchandising systems for their own products, but also provide these systems and services to unaffiliated concerns. Our competitors may have greater financial and other resources than the Company which may provide our competitors with certain advantages, including the ability to spend greater resources for research and development, marketing and other purposes. In addition, although the Company believes that it has certain creative, design, technological, managerial and other advantages over certain of its competitors, there can be no assurance that the Company will maintain such advantages.

THE MARKET PRICE OF OUR COMMON STOCK CAN BE HIGHLY VOLATILE

     The average daily trading volume of our common stock has generally been low, which the Company believes has had a significant effect on the historical market price of our common stock. As a result, such market price has been highly volatile and may not be indicative of the market price in a more liquid market. The market price of our common stock could be subject to significant fluctuations in response to a number of factors, including the depth and liquidity of the market for the common stock, public announcements by the Company, its clients and its competitors, investor perception of the Company and general economic and other conditions, which may or may not relate to the Company's performance.

CERTAIN OFFICERS AND DIRECTORS OWN A SUBSTANTIAL PORTION OF OUR COMMON STOCK

     As of April 1, 1999, the Company's executive officers and directors beneficially owned approximately 37.55% of our common stock. Consequently, the Company's executive officers and directors will have substantial influence on the outcome of any matters submitted to the Company's stockholders for approval, including the election of directors. Such concentration of ownership may also have the effect of preventing a change in control of the Company. In addition, the interests of management may not always be identical to the interests of the non-management stockholders.

WE ARE UNLIKELY TO PAY DIVIDENDS FOR THE FORSEEABLE FUTURE

     The Company has not paid dividends on the common stock since its inception. The Company intends to reinvest any earnings in its business to finance future growth. Accordingly, the Board of Directors does not anticipate declaring any cash dividends in the foreseeable future. In addition, under the terms of our financing facility, the Company is prohibited from paying cash dividends.

POTENTIAL DILUTIVE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

     As of April 1, 1999, the Company had outstanding 11,083,210 shares of common stock. An aggregate of 4,558,428 shares of common stock will become outstanding upon the exercise or conversion, as the case may be, of all of the stock options and warrants outstanding at April 1, 1999. In addition, up to 2,160,000 shares, which are being offered hereby, may be issued and sold upon the conversion of the convertible notes held by the selling stockholders. The actual number of shares will depend upon the market price of the common stock at the time of conversion. The conversion ratio may provide the selling stockholders the ability to receive shares at a discount to the prevailing market price. No prediction can be made as to the effect, if any, that sales of shares of common stock or the issuance of shares on the conversion of the convertible notes at a discount to the market price will have on the market price of the Company's securities prevailing from time to time. The possibility that substantial amounts of common stock may be sold under Rule 144 into the public market may adversely affect the prevailing market price for the common stock and could impair the Company's ability to raise capital in the future through the sale of equity securities.

RISKS RELATING TO PENNY STOCKS

     If our common stock were to become delisted from trading on the Nasdaq SmallCap Market and the trading price of the common stock were below $5.00 per share, trading in the common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotation for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. This information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could, in the event the common stock were deemed to be a penny stock, discourage broker-dealers from effecting transactions in the common stock which could severely limit the market liquidity of the common stock.

                                 USE OF PROCEEDS

     The shares of common stock being offered hereby are for the account of the selling stockholders. Accordingly, the Company will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. The Company will receive no proceeds upon the conversion of the convertible notes, but this conversion, if in full, would result in the reduction of the Company's indebtedness by $5,000,000. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to selling stockholders. The shares set forth in the table represents the maximum number of shares which may be acquired by the selling stockholders upon conversion of the convertible notes. As described in the footnote to the table, the actual number of shares of common stock which may be acquired upon such conversion may be less than the maximum amount. In addition, the number of shares of common stock that may actually be sold by the selling stockholders will be determined by the selling stockholders, and may depend upon a number of factors, including, among other things, the market price of the Common Stock. The table below sets forth information as of the date of this prospectus, concerning the beneficial ownership of Common Stock of the selling stockholders. All information concerning beneficial ownership has been furnished by the selling stockholders.

                                                SHARES OF
                                              COMMON STOCK            SHARES OF         SHARES OF COMMON STOCK OWNED
                          PRINCIPAL              OWNED                  COMMON                AFTER OFFERING(1)
                       AMOUNT OF NOTES     ------------------      ----------------           -----------------
                            HELD           BEFORE OFFERING(2)      STOCK OFFERED(2)          NUMBER       PERCENT
                            ----           ------------------      ----------------          ------       -------
Societe Generale          $4,000,000            1,728,000              1,728,000               0            0%

Overseas Capital
Management S.A.L.         $1,000,000              432,000                432,000               0            0%


----------------

(1)  Assumes all shares offered by the selling stockholders are sold.

(2) Represents the maximum aggregate number of shares of common stock issuable upon conversion of the convertible notes, all of which are being offered hereunder. As of the date of this Prospectus, no portion of the convertible notes has been converted into Shares. The convertible notes may be converted at a price equal to the lesser of (i) $4.00 and (ii) the average of the two lowest last reported bid prices for the common stock on Nasdaq SmallCap Market during the 30 trading days preceding (but excluding) the date of conversion, subject to a maximum number of 2,160,000 shares of common stock, in the aggregate, issuable upon conversion (including any shares of common stock issued, at the Company's option, in payment of interest on the convertible notes). In addition, the convertible notes provide that they are not convertible to the extent that, upon any conversion, the shares of common stock to be received upon such conversion, together with shares of common stock then beneficially owned by the holder and its affiliates, exceeds 4.9% of the outstanding shares of common stock of the Company. This 4.9% ceiling on the number of shares which may be beneficially owned by the holder and its affiliates may not be waived by the Company. The principal amount of the convertible notes which may be converted into shares is limited to 25% during the first 75 days following issuance of the convertible notes, an aggregate of 50% of the principal through the 150th day, an aggregate of 75% of the principal through the 225th day, and up to 100% of the principal amount of the convertible notes thereafter. The result of converting convertible notes based upon a floating price based on this formula is that the number of shares of common stock issuable upon conversion of the convertible notes increases as the market price of the common stock decreases. Also, as a result of this formula, the conversion price of the convertible notes could be substantially below the market price of the common stock on the date of conversion. To the extent that any portion of the convertible notes are converted and the resulting common stock is sold, the market price of the common stock could decrease due to the additional shares in the market, leading, in turn, to a proportionate greater amount of common stock issuable upon subsequent conversion of the convertible notes which could result in substantial dilution to the interests of other holders of common stock, whether or not the shares of common stock issued upon conversion are sold following conversion. If the maximum number of 2,160,000 shares issuable upon conversion of the convertible notes (including any shares of common stock issued, at the Company's option, in payment of interest on the convertible notes) were to be issued and thereafter there were any remaining unconverted principal amount of the convertible notes, the interest rate on such remaining principal amount would be increased to 15% per annum and would be payable in cash.

     Pursuant to an agreement between the Company and the selling stockholders, the Company has agreed (i) to file the registration statement of which this prospectus forms a part for the purpose of registering the potential resale of the shares, (ii) to bear all expenses of the registration and sale of the shares (other than any underwriting discounts and conversions) and (iii) to indemnify the selling stockholders against certain liabilities.

     The selling stockholders do not have, and within the past three years have not had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

                              PLAN OF DISTRIBUTION

     Sales of the shares may be made from time to time by the selling stockholders, or, subject to applicable law, by pledges, donees, distributees, transferees or other successors in interest. Such sales may be made on The Nasdaq SmallCap Market, in another over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act of 1933 or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this prospectus. Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate in the resales.

     In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions. In connection with hedging transactions, participants may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares short and deliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions. The selling stockholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the pledgor may effect sales of the pledged shares pursuant to this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholder in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with sales and any commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

     Information as to whether underwriters who may be selected by the selling stockholders, or any other broker-dealer, is acting as principal or agent for the selling stockholder, the compensation to be received by underwriters who may be selected by the selling stockholders, or any broker-dealer, acting as principal or agent for the selling stockholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

     The Company has advised the selling stockholders that during such time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M promulgated under the Exchange Act of 1934. In general, Regulation M precludes the selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods." Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

     It is anticipated that the selling stockholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, any sales, or the possibility thereof, may depress the market price of the common stock.

                                  LEGAL MATTERS

     Certain legal matters in connection with the shares of common stock being offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft, New York, New York 10017. Parker Duryee Rosoff & Haft owns 50,000 shares of common stock. In addition, members of Parker Duryee Rosoff & Haft beneficially own an aggregate of 251,476 shares of common stock as of April 1, 1999, including 245,476 shares that are beneficially owned by Herbert F. Kozlov, a member of such Firm and a director of the Company.

                                     EXPERTS

     The consolidated financial statements of the Company included in the Company's annual report on Form 10-K for the year ended December 31, 1998 incorporated herein by reference have been audited by Friedman Alpren & Green LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the Company's estimates of the expenses to be incurred by it in connection with the Common Stock being offered hereby:


          SEC Registration Fee........................................ $  2,345.63
          Printing registration statement and other documents.........     - 0 -
          Legal fees and expenses.....................................   13,000.00*
          Accounting fees and expenses................................     - 0 -
          Miscellaneous expenses......................................    3,000.00*
                                                                        ----------
                                                                        $18,343.63


------------------
*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Articles 8 and 9 of the Certificate of Incorporation of HMG Worldwide Corporation ("Registrant") provide that Registrant shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, indemnify all persons whom it may indemnify pursuant thereto. Pursuant to Section 145 of the Delaware General Corporation Law, Registrant has the power, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of Registrant, or is or was serving at the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and judgments against, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. The Company has purchased a policy of insurance for benefit of itself and its directors and officers against liability incurred by them in the performance of their duties as directors or officers of Registrant. The approximate amount of the annual premium charged in respect of this policy on account of directors' and officers' liability is approximately $75,000. The premiums are paid by Registrant. The aggregate amount of coverage under the policy is $2,000,000.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT
NUMBER         DESCRIPTION OF EXHIBIT
------         ----------------------
4.01(1)        Specimen Certificate representing the Common Stock
4.02(2)        Form of Convertible Note
4.03(2)        Form of Securities Purchase Agreement
4.04(2)        Form of Registration Rights Agreement
5.01           Opinion of Parker Duryee Rosoff & Haft
23.01          Consent of Friedman Alpren & Green LLP
23.02          Consent of Parker Duryee Rosoff & Haft (included in Exhibit 5.01 hereof)
24.01          Power of attorney (included in the signature page of Part II of this
               Registration Statement)


-----------------------
(1) Filed with the Company's Registration Statement on Form S-2 (File No. 33-26153), and hereby incorporated by reference.

(2)  Filed with the Company's Current Report, on Form 8-K filed March 22, 1999.

ITEM 17.  UNDERTAKINGS.

     The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement, shall be deemed to be anew registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to Item 15 of Part II of the Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suitor proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 4, 1999.

                                   HMG WORLDWIDE CORPORATION

                                   By: /s/ Robert V. Cuddihy, Jr.
                                     -------------------------------------
                                        ROBERT V. CUDDIHY, JR.
                                        CHIEF OPERATING OFFICER


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Wahl and Robert V. Cuddihy, Jr., and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

        Signature                        Title                    Date
        ---------                        -----                    ----
/s/ Michael Wahl
----------------------------     Chairman of the Board,         May 4, 1999
MICHAEL WAHL                     Chief Executive
                                 Officer and Director
                                 (Principal Executive
                                 Officer)

/s/ Andrew Wahl
----------------------------     Vice President and Director    May 4, 1999
ANDREW WAHL

/s/ Robert V. Cuddihy, Jr.
----------------------------     Chief Operating                May 4, 1999
ROBERT V. CUDDIHY, JR.           Officer, Chief Financial
                                 Officer and Director
                                 (Principal Financial
                                 and Accounting Officer)

/s/ L. Randy Riley
----------------------------     Executive Vice                 May 4, 1999
L. RANDY RILEY                   President and Director


/s/ Herbert F. Kozlov
----------------------------     Director                        May 4, 1999
HERBERT F. KOZLOV
